Press Contact:	Investor Contacts:
Network Appliance, Inc. Jodi Baumann Ph: (408) 822-3974 jodi@netapp.com	Network Appliance, Inc. Ingemar Lanevi Ph: (919) 476-5750 ingemar@netapp.com	Network Appliance, Inc. Billie Fagenstrom Ph: (408) 822-6428 billief@netapp.com

NETWORK APPLIANCE ANNOUNCES STOCK REPURCHASE

May Acquire an Additional $1 Billion Worth of its Outstanding Common Stock

SUNNYVALE, Calif. – August 15, 2007 — Network Appliance, Inc. (NASDAQ: NTAP), a leader in advanced networked storage solutions, today announced that its board of directors approved a new stock repurchase program in which up to $1,000,000,000 worth of its outstanding common stock may be purchased. This approval is in addition to approximately $200,000,000 remaining from all prior authorizations. Under the program, Network Appliance, Inc. can purchase shares of common stock through open market and privately negotiated transactions at prices deemed appropriate by management. The timing and amount of repurchase transactions under this program will depend on market conditions, corporate considerations, and regulatory requirements. The purchases will be funded from available working capital. As of July 27, 2007, Network Appliance, Inc. had approximately 363,200,000 shares of common stock outstanding.

About Network Appliance

Network Appliance is a world leader in unified storage solutions for today’s data-intensive enterprise. Since its inception in 1992, Network Appliance has delivered technology, product, and partner firsts that simplify data management. Information about Network Appliance™ solutions and services is available at www.netapp.com.

Network Appliance is a trademark of Network Appliance, Inc. in the U.S. and other countries. All other brands or products are trademarks or registered trademarks of their respective holders and should be treated as such.